Exhibit 8.1
Barack Ferrazzano Kirschbaum & Nagelberg llp
200 WEST MADISON STREET, SUITE 3900
CHICAGO, ILLINOIS 60606
Telephone (312) 984-3100
Facsimile (312) 984-3150
August 8, 2008
First Industrial Realty Trust, Inc.
311 S. Wacker Drive
Suite 4000
Chicago, Illinois 60606
                         Re: First Industrial Realty Trust, Inc.
     Ladies and Gentlemen:
     We have acted as tax counsel to First Industrial Realty Trust, Inc. (the “Company”), in connection with the registration by the Company of 5,000,000 shares of common stock of the Company, par value $0.01 per share, to be issued in connection with the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”), pursuant to (i) a registration statement on Form S-3 dated August 8, 2008 (together with documents incorporated by reference therein, the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) and (ii) a related prospectus dated August 8, 2008 (the “Prospectus”). Certain capitalized terms used herein without definition are as defined in the Registration Statement.
     You have requested our opinion regarding certain U.S. federal income tax considerations relating to the Company’s qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). In rendering this opinion, we have examined and relied upon the descriptions of the Company, First Industrial, L.P. (the “Operating Partnership”), and their subsidiaries, and their respective investments, as well as proposed investments, activities, operations, and governance, as set forth in the Registration Statement. We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of such documents, agreements, and information as we have deemed necessary for purposes of rendering the opinion contained herein. For purposes of such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to as copies, the legal capacity of natural persons executing such documents, and the genuineness of all signatures on originals or copies.
     The opinion set forth herein is premised on certain factual representations made by the Company, the Operating Partnership, and their subsidiaries through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”) and is also premised on an assumption that if the Company ultimately were found not to have satisfied the REIT gross income requirements for any of the taxable years between 2000 and 2003 as a result of certain development agreements entered into by the Company during those years, such failure was due to reasonable cause and not due to willful neglect. For the purposes of rendering this opinion, we have not made an independent investigation of the facts set forth in any of the aforementioned documents, including without limitation the Registration Statement and the

Barack Ferrazzano Kirschbaum & Nagelberg llp
First Industrial Realty Trust, Inc.
August 8, 2008

Officer’s Certificate. We have consequently relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to this opinion.
Our opinion is based upon the current provisions of the Code, Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion is rendered only as of the date hereof and we undertake no responsibility to update this opinion after this date. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.
Based on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:
1. Commencing with the Company’s initial taxable year ending December 31, 1994, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and the Company’s proposed method of operation (as represented by the Company in the Officer’s Certificate) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and
2. The discussion in the Registration Statement under the heading “Certain U.S. Federal Income Tax Considerations,” to the extent it purports to summarize certain provisions of the statutes or regulations referred to therein, is accurate in all material respects.
The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Barack Ferrazzano Kirschbaum & Nagelberg LLP undertakes no responsibility to, and will not, review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the requirements under the Code for qualification and taxation of the Company as a REIT.
Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Operating Partnership, or any of their subsidiaries or any investment therein.

Barack Ferrazzano Kirschbaum & Nagelberg llp
First Industrial Realty Trust, Inc.
August 8, 2008

     This opinion is being delivered to you solely for use in connection with the Registration Statement as of the date hereof. This opinion is solely for the benefit of the above-named addressee and may not be relied upon by any other person in any manner whatsoever without our prior written permission. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our firm name in the Registration Statement under the captions “Certain U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.
Very truly yours,
/s/ BARACK FERRAZZANO
KIRSCHBAUM & NAGELBERG LLP